Contact Information: China Precision Steel Dan Carlson, DanielCarlson@comcast.net	Elite IR Leslie J. Richardson, Partner +852-3183 0283 Leslie.richardson@elite-ir.com

China Precision Steel Receives Notice of Non-Compliance With NASDAQ Continued Listing Standards

SHANGHAI, China, September 22, 2011 -- China Precision Steel, Inc. (NASDAQ: CPSL) ("China Precision Steel" or the "Company"), a niche precision steel processing company principally engaged in producing and selling high precision, cold-rolled steel products, announced today that the Company was notified on September 16, 2011 by the Listing Qualifications Department of the NASDAQ Stock Market ("NASDAQ"), that the Company was not in compliance with the NASDAQ continued listing standard requiring a listed security to maintain a minimum average closing price of $1.00 per share over a consecutive 30-trading-day period. The Company has 180 days from receipt of the notification, or until March 14, 2012, to bring its share price and average share price back above $1.00.

The Company intends to actively monitor the bid price for its common stock between now and March 14, 2012, and will consider all available options including a reverse stock split to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirements.

About China Precision Steel Inc.

China Precision Steel Inc. is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China as well as overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements," including statements regarding the ability of the Company to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirements; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.